Exhibit 23.1

Encorium Group, Inc.
Wayne, Pennsylvania,

We consent to the reference to our firm under the caption “Experts” (Form S-1 No. 333-167436) and related Prospectus constituting a part of this Registration Statement on Form S-1/A and to the incorporation by reference therein of our report dated April 19, 2010 relating to the consolidated financial statements of Encorium Group, Inc. included in its Amended Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Asher & Company Ltd.
Philadelphia, Pennsylvania
August 20, 2010